                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                       AGREEMENT OF GENERAL PARTNERSHIP

                                      OF

                           TELEGLOBE MOBILE PARTNERS

                               TABLE OF CONTENTS

ARTICLE 1
ORGANIZATION AND PURPOSE...................................................  2
         1.1     Formation.................................................  2
         1.2     Name......................................................  2
         1.3     Purpose...................................................  2
         1.4     Principal Place of Business...............................  2
         1.5     Residence of Partners.....................................  2
         1.6     Fiscal Year...............................................  2
         1.7     Term......................................................  2
         1.8     Documents.................................................  3
         1.9     Title to Partnership Property.............................  3
ARTICLE 2
DEFINITIONS................................................................  3
         2.1     Definitions...............................................  3
ARTICLE 3
CAPITAL....................................................................  7
         3.2     Initial Capital Contributions.............................  8
         3.3     Non-Mandatory Additional Capital Contributions............  9
         3.4     No Interest on Capital.................................... 11
         3.5     Withdrawal of Capital Contributions....................... 11
         3.6     Mandatory Additional Capital Contributions and Defaults... 11
         3.7     No Property Contribution.................................. 12
ARTICLE 4
DISTRIBUTIONS.............................................................. 13
         4.1     Distributions............................................. 13
         4.2     Nature of Distributions................................... 13
         4.3     Tax Payments.............................................. 13
ARTICLE 5
PARTNERS' ACCOUNTS; ALLOCATION OF
PARTNERSHIP INCOME AND EXPENSES............................................ 13
         5.1     Maintenance of Capital Accounts........................... 13
                 (a)      General Rule..................................... 13
                 (b)      Computation of Items of Income, Gain, Loss or
                          Deduction........................................ 14
                 (c)      Transferees...................................... 15
                 (d)      Adjustments to Carrying Values................... 15
                 (e)      Effect of Distributions in Kind on Capital
                          Accounts......................................... 16
         5.2     Allocations of Net Income and Net Loss.................... 17
                 (a)      In General....................................... 17
                 (b)      Special Provisions Governing Capital Account
                          Allocations...................................... 17
                 (c)      Allocations for Tax Purposes..................... 18
                 (d)      Other Rules Pertaining to Allocations............ 19
ARTICLE 6
POWERS AND OBLIGATIONS OF PARTNERS......................................... 20
         6.1     Managing Partner to Manage Business....................... 20
         6.2     Authorization of Partners................................. 20
         6.3     Board of Directors of the Managing Partner................ 21
         6.4     Approval of Certain Matters............................... 21
         6.5     Meetings.................................................. 22
ARTICLE 7
ACCOUNTS................................................................... 22
         7.1     Books..................................................... 22
         7.2     Certificates, Reports, Returns and Audits................. 22
         7.3     Auditors.................................................. 23
ARTICLE 8
ADMISSION AND WITHDRAWAL OF PARTNERS


                                    - (2) -

AND TRANSFERS OF PARTNERSHIP INTERESTS..................................... 24
         8.1     Admission or Transfer of or by a Partner.................. 24
         8.2     Transfer of .............................................. 24
                 (a)      General Requirements............................. 24
                 (b)      Additional Agreement of Partners................. 25
                 (c)      Teleglobe Mobile L.P............................. 25
         8.3     Right of First Refusal.................................... 25
                 (a)....................................................... 25
                 (b)      Closing of Offered Securities.................... 26
         8.4     Transferor's and Transferee's Rights and Duties........... 27
         8.5     Satisfactory Written Assignment Required.................. 27
         8.6     Admission and Withdrawal of Partners...................... 27
ARTICLE 9
DISSOLUTION AND LIQUIDATION................................................ 27
         9.1     Dissolution............................................... 27
         9.2     Distribution on Dissolution............................... 28
         9.4     Assets Other Than Cash.................................... 28
ARTICLE 10
INDEMNIFICATION OF MANAGING PARTNER........................................ 28
         10.1    Exculpation of Managing Partner........................... 28
         10.2    Indemnification of Managing Partner....................... 29
         11.1    Notices................................................... 29
         11.2    Integration............................................... 31
         11.3    Resolution of Disputes.................................... 31
         11.5    Counterparts.............................................. 32
         11.6    Severability.............................................. 32
         11.7    Captions.................................................. 32
         11.8    Binding Effect............................................ 32
         11.9    Gender and Number......................................... 33
         11.10   Amendment................................................. 33
SCHEDULE A
Business Address of the Partners
and
Initial Capital Contributions.............................................. 34

SCHEDULE B
July 21, 1993 and November 18, 1993
Capital Contributions...................................................... 35

SCHEDULE C
June 29, 1994 Capital Contributions........................................ 36



                                    - (3) -

                             AMENDED AND RESTATED
                         GENERAL PARTNERSHIP AGREEMENT
                                      OF
                           TELEGLOBE MOBILE PARTNERS
                        A DELAWARE GENERAL PARTNERSHIP


THIS AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT OF
TELEGLOBE MOBILE PARTNERS (the "AMENDED AND RESTATED AGREEMENT"), a Delaware general partnership (the "PARTNERSHIP"), dated as of June 29, 1994, is entered into:

BY AND AMONG:                       TELEGLOBE MOBILE INVESTMENT INC., a
                                    Delaware corporation ("MANAGING PARTNER");

AND: TELEGLOBE MOBILE L.P., a Delaware limited partnership;

AND: TR (U.S.A.) LTD., a corporation incorporated under the laws of Delaware ("NEW PARTNER")

                                    (collectively, the "PARTNERS").


WITNESSETH:

WHEREAS the Partnership was organized, in accordance with the provisions of the Delaware Uniform Partnership Law, 6 Del. C. 1953, Section 1501 et. seq, as it may be amended from time to time, and any successor thereto (the "PARTNERSHIP LAW"), by the filing by the Partners of a Certificate of General Partnership with the Secretary of State of the State of Delaware (the "CERTIFICATE");

WHEREAS upon the filing of the Certificate, the Managing Partner and Teleglobe Mobile L.P. entered into a General Partnership Agreement dated July 21, 1993 ("ORIGINAL AGREEMENT"); and

WHEREAS the Partners wish to amend and restate the Original Agreement in its entirety by entering into this Amended and Restated Agreement thereby admitting a new partner to the Partnership and setting forth their agreements with respect to the conduct of the business of the Partnership and each of their rights and obligations as partners;

NOW, THEREFORE, in consideration of the mutual covenants contained in the Amended and Restated Agreement, the parties to this Amended and Restated Agreement agree as follows:

                                   ARTICLE 1
                           ORGANIZATION AND PURPOSE

1.1 FORMATION. The Partnership was formed and is being continued as a general partnership pursuant to the Partnership Law, and upon the terms and conditions contained in this Amended and Restated Agreement.

1.2 NAME. The name of the Partnership shall be "TELEGLOBE MOBILE PART-NERS", and all business of the Partnership shall be conducted under the name of the Partnership.

1.3 PURPOSE. The purpose of the Partnership is to be a general partner and a limited partner in ORBCOMM DEVELOPMENT PARTNERS, L.P., a Delaware limited partnership (the "LIMITED PARTNERSHIP") as well as in other limited partnerships, including, without limitation, ORBCOMM U.S. PARTNERS L.P. and ORBCOMM INTERNATIONAL PARTNERS L.P. (collectively, the "ORBCOMM PARTNERSHIPS") a group of limited partnerships involved in the development, construction and operation of a global digital communication system of low-Earth orbit satellites and terrestrial facilities intended to provide two-way data and message communications and position determination services throughout the world, and to do such other things in furtherance thereof or in connection therewith as the Managing Partner deems necessary or appropriate.

1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware or any other location as may be subsequently chosen by the Managing Partner upon ten (10) days notice to the Partners.

1.5 RESIDENCE OF PARTNERS. The business addresses of the Partners are listed on Schedule A attached hereto.

1.6 FISCAL YEAR. The fiscal year of the Partnership, and the taxable year of the Partnership for United States Federal income tax purposes, shall be as permitted under Section 706 of the Code (the "PARTNERSHIP YEAR").

1.7 TERM. The Partnership's term commenced on the date of formation of the Partnership and shall terminate on December 31, 2015 or as otherwise provided by this Amended and Restated Agreement or by law.

1.8 DOCUMENTS. The Partnership shall execute and file the documents necessary to comply with the requirements of the laws of Delaware for the formation, continuation and operation of general partnerships.

1.9 TITLE TO PARTNERSHIP PROPERTY. All property owned by the Partnership, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership interest in any such property.


                                   ARTICLE 2
                                  DEFINITIONS

2.1 DEFINITIONS. The following defined terms used in this Amended and Restated Agreement shall have the respective meanings specified below:

(a)      "AAA" shall have the meaning ascribed to such term in Subsection
         11.3(b);

(b) "ADDITIONAL CAPITAL CONTRIBUTION" and "ADDITIONAL CAPITAL CONTRIBUTIONS" shall have the meaning ascribed to such term in
         Section 3.3.

(c) "ADJUSTED PROPERTY" means property the Carrying Value of which has been adjusted pursuant to Section 5.1.

(d)      "AFFILIATE" means, with respect to any Person:

         (i) any Person directly or indirectly controlling, controlled by, or under common control with, such Person;

         (ii) a Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person;

         (iii)   any officer, director, partner or employee of such Person; or

         (iv) if such Person is an officer, director, partner or employee, any other entity for which such Person acts in any capacity.

(e) "AMENDED AND RESTATED AGREEMENT" shall have the meaning ascribed to such term in the recitals hereto.

(f) "CAPITAL ACCOUNT" of a Partner means the account maintained for such Partner in accordance with the provisions of Subsection 5.1(a).

(g) "CAPITAL CONTRIBUTIONS" of a Partner shall have the meaning ascribed to such term in Section 3.3.

(h) "CARRYING VALUE" means, with respect to any property, the adjusted basis of such property for United States Federal income tax purposes, as of the time of determination, subject to those adjustments specified in the following sentence. The Carrying Value of any property shall be adjusted from time to time in accordance with Subsections 5.1(c), 5.1(d) and 5.1(e) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions, acquisitions or improvements of Partnership property, as deemed appropriate by the Managing Partner and in a manner consistent with United States Federal income tax principles.

(i) "CERTIFICATE" shall have the meaning ascribed to such term in the recitals hereto.

(j) "CODE" means the United States Internal Revenue Code of 1986, as amended.

(k) "CONTRIBUTED PROPERTY" means any property contributed to the Partnership other than cash.

(l)      "DEFAULTING PARTNER" shall have the meaning ascribed to such term in
         Section 3.6.

(m) "DISTRIBUTABLE CASH" shall mean all cash received by the Partnership less (i) any amount necessary for the payment of all costs, expenses, obligations and liabilities of the Partnership then due and (ii) a reasonable reserve as determined by the Managing Partner.

(n) "DOLLAR". Any reference to "DOLLAR", "DOLLARS" or "$" shall mean the lawful currency of the United States.

(o)      "ESCROW AGREEMENT" shall have the meaning ascribed to such term in
         Section 3.2.

(p)      "INDEMNITEE" shall have the meaning ascribed to such term in Section
         10.2.

(q) "INITIAL CAPITAL CONTRIBUTIONS" shall mean, collectively, all capital contributions referred to in Section 3.2.

(r) "LIMITED PARTNERSHIP" shall have the meaning ascribed to such term in Section 1.3.

(s) "MANAGING PARTNER" shall have the meaning ascribed to such term in the recitals hereto.

(t) "NET INCOME AND NET LOSS". "NET INCOME" or "NET LOSS" means an amount equal to the Partnership's taxable income or taxable loss for a relevant period, adjusted as provided herein. Net Income and Net Loss shall be determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), and adjusted as provided in Subsections 5.1(b) through 5.1(e), and further adjusted to reflect any adjustments resulting from amended returns, claims for refund and tax audits.

(u) "NET VALUE" means, in the case of a contribution of assets, the fair market value of assets contributed to the Partnership reduced by the outstanding balance of any indebtedness either assumed by the Partnership upon such contribution or to which such assets are subject when contributed and, in the case of a distribution of assets, the fair market value of assets distributed by the Partnership reduced by the outstanding balance of any Partnership indebtedness assumed by the Partner receiving such distribution or any indebtedness to which such distributed property is subject, as such fair market value is determined by the Managing Partner using such reasonable methods of valuation as it in its sole discretion deems appropriate.

(v) "NEW PARTNER" shall have the meaning ascribed to such term in the recital hereto.

(w) "NON-DEFAULTING PARTNER" shall have the meaning ascribed to such term in Section 3.6.

(x)      "NOTICES" shall have the meaning ascribed to such term in
         Section 11.1.

(y) "OFFER" shall have the meaning ascribed to such term in Subsection 8.3(a)(iv).

(z) "OFFERED SECURITIES" shall have the meaning ascribed to such term in Subsection 8.3(a)(iv).

(aa) "OFFEREE" shall have the meaning ascribed to such term in Subsection 8.3(a)(iv).

(ab) "ORBCOMM PARTNERSHIPS" shall have the meaning ascribed to such term in Section 1.3;

(ac) "ORIGINAL AGREEMENT" shall have the meaning ascribed to such term in the recitals hereto.

(ad) "PARTNERS" shall have the meaning ascribed to such term in the recitals hereto.

(ae) "PARTNERSHIP" shall have the meaning ascribed to such term in the recitals hereto.

(af) "PARTNERSHIP INTEREST" of a Partner shall be the total interest of such Partner in the Partnership.

(ag) "PARTNERSHIP LAW" shall have the meaning ascribed to such term in the recital hereto.

(ah)     "PARTNERSHIP YEAR" shall have the meaning ascribed to such term in
         Section 1.6.

(ai) "PERSON" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

(aj) "PRICE" shall have the meaning ascribed to such term in Subsection 8.3(a)(iv).

(ak) "PROPOSED PURCHASER" shall have the meaning ascribed to such term in Subsection 8.3(a)(iv).

(al) "RECAPTURE INCOME" means any gain recognized by the Partnership (but computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership that does not constitute capital gain for United States Federal income tax purposes because such gain represents the recapture of deductions or reductions in basis for tax credits previously taken with respect to such property or assets.

(am)     "SELLER" shall have the meaning ascribed to such term in Subsection
         8.3(a).

(an) "SHARING PERCENTAGE" of a Partner shall be the portion of such Partner's Partnership Interest described as such in Section 3.1.

(ao) "SUPER-MAJORITY" of the Partners means a Partner or Partners having Sharing Percentages aggregating more than seventy-five per cent (75%) of the Sharing Percentages held by all Partners.

(ap) "TAX MATTERS PARTNER" shall have the meaning ascribed to such term in Section 6231(a)(7) of the Code.

(aq) "TRANSFER" means an assignment, sale, exchange, gift, pledge, contribution, distribution, disposal, or other transfer.

(ar) "UNREALIZED GAIN" as of any date of determination means the excess, if any, of the fair market value of property (as determined under Subsections 5.1(d) or 5.1(e) as of such date of determination) over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Subsections 5.1(d) or 5.1(e) as of such date of determination).

(as) "UNREALIZED LOSS" as of any date of determination means the excess, if any, of the Carrying Value of property as of such date of determination (prior to any adjustment to be made pursuant to Subsections 5.1(d) or 5.1(e) as of such date) over the fair market value of such property (as determined under Subsections 5.1(d) or

         5.1(e) as of such date of determination).

                                   ARTICLE 3
                                    CAPITAL

3.1 PARTNERSHIP INTERESTS. The equity interest of each Partner in the Partnership (the "PARTNERSHIP INTEREST") shall be expressed in terms of the Partners' Sharing Percentages. As at the date of this Amended and Restated Agreement, the Sharing Percentage of each Partner shall be as follows:

                NAME OF THE PARTNER                 SHARING PERCENTAGE
                 Managing Partner                          0.7%
               Teleglobe Mobile L.P.                       69.3%
                    New Partner                             30%

Subject to any adjustments pursuant to Sections 3.3 and 3.6, the Partners shall be required to make the capital contributions set forth in Sections 3.2, 3.3 and 3.6 and shall be entitled to receive the distributions set forth in Articles 4 and 9.

3.2 INITIAL CAPITAL CONTRIBUTIONS. On July 21, 1993, the Managing Partner and Teleglobe Mobile L.P. have initially contributed amounts to the capital of the Partnership as provided on Schedule A attached hereto concurrently with the execution of the Original Agreement. On July 21, 1993 and on November 18, 1993, the Managing Partner and Teleglobe Mobile L.P. have contributed additional amounts to the capital of the Partnership as provided on Schedule B attached hereto.

Contemporaneously with the execution of this Amended and Restated Agreement, New Partner agrees to contribute the sum of Forty Three Million, Nine Hundred and Six Thousand Eight Hundred and Twenty Two Dollars ($43,906,822.00) in consideration for the thirty percent Sharing Percentage, which capital contribution shall be (i) payable as follows;

              PAYMENT DATE                         AMOUNT

               June 29, 1994                       $17,562,729
               March 31, 1995                      $13,172,046
               June 30, 1995                       $13,172,047

and, (ii) subject to the provisions of that certain escrow agreement attached hereto as Schedule D and to be executed contemporaneously with this Amended and Restated Agreement by and between the Partnership, the Managing Partner, New Partner and The Bank of Nova Scotia Trust Company of New York (the "ESCROW AGREEMENT").

         In order to secure the capital contribution payments of March 31, 1995 and June 30, 1995, referred to above, New Partner shall within forty-five (45) days from the date of this Amended and Restated Agreement procure the Managing Partner with bank letters of credit in the respective amounts of $13,172,046 and $13,172,047 issued by a reputable financial institution acceptable to the Managing Partner which letters of credit shall be guaranteed by the Malaysian agency of The Bank of Nova Scotia.

         In the event that New Partner does not provide the above-referred letters of credit within the period of time prescribed by this Section 3.2, this Amended and Restated Agreement shall, without any further action on the part of any Partner, be amended to provide that New Partner total Initial Capital Contribution shall be limited to $17,562,729 and that the Sharing Percentage of New Partner shall be 12%. In such event, the Partners also give the power to the Managing Partner to amend any provision of this Amended and Restated Agreement which require a modification as a result of the change in the New Partner Initial Capital Contribution and Sharing Percentage.

         All capital contributions referred to in this Section 3.2 shall be collectively referred to as the "INITIAL CAPITAL CONTRIBUTIONS").

3.3 NON-MANDATORY ADDITIONAL CAPITAL CONTRIBUTIONS. As and when requested by the Managing Partner and, provided that such request is supported by new market opportunities, each Partner shall have the opportunity, within thirty (30) days after receiving notice from the Managing Partner requesting an additional capital contribution, to contribute in cash or immediately available funds, such additional amount to the capital of the Partnership in accordance with its Sharing Percentage at the time such additional contribution is requested. If any of the Partners declines to make a contribution pursuant to this Section 3.3 then:

         (a) the other Partners shall be entitled to contribute the amounts so declined on a prorata basis according to their Sharing Percentages (in addition to any amount such Partners are entitled to contribute pursuant to the preceding paragraph); and

         (b) the Partners' Sharing Percentages shall be adjusted as follows:

                 Additional contributions....................................A
                 Contributions before additional contributions...............B
                 Sharing Percentages before additional contributions:
                 -   of the non-contributing Partner(s)......................C
                 -   of each of the contributing Partner(s)..................D
                 Sharing Percentages after additional contributions:
                 -   of each of the non-contributing Partner.................F
                 -   of each of the contributing Partner(s)..................G
                 Total Sharing Percentage adjustment.........................E
                 Sharing Percentage adjustment for:
                 -   each non-contributing Partner...........................H

                 where C, D, E, F and G are expressed as decimal numbers (i.e. as fraction of 1) and not as percentages.

                            E = (A/(A + B)) * SIGMA C

                            F   =    C  - H

                            G = D + (D/(1 - SIGMA C)) * E

                            H = (A/(A + B)) * C

Notwithstanding the provisions of this Section 3.3, the Managing Partner shall at no time request non-mandatory additional Capital Contribution in excess of Ten Million Dollars ($10,000,000).

         All additional capital contributions referred to in Sections 3.3 and
3.6 shall be collectively referred to as the "ADDITIONAL CAPITAL
Contributions" and the Initial Capital Contributions and the Additional Capital Contribution shall be collectively referred to as the "CAPITAL CONTRIBUTIONS".

3.4 NO INTEREST ON CAPITAL. Except as otherwise provided for in the Escrow Agreement, no interest shall be paid to the Partners on their respective Capital Contributions or on Capital Account balances.

3.5 WITHDRAWAL OF CAPITAL CONTRIBUTIONS. No Partner shall have the right to withdraw or reduce any part of its Capital Contributions except as provided in this Amended and Restated Agreement.

3.6 MANDATORY ADDITIONAL CAPITAL CONTRIBUTIONS AND DEFAULTS. Notwithstanding Section 3.3, if the aggregate capital contributions of the Partnership to the Limited Partnership are greater than $97,570,000 or if the aggregate capital contribution of the Partnership to ORBCOMM U.S. Partners L.P. and ORBCOMM International Partners L.P. is, in the aggregate, greater than $10,000, the Managing Partner may, at its sole discretion, request from the Partners additional mandatory capital contribution and each Partner shall, within thirty (30) days after receiving notice from the Managing Partner requesting such additional capital contribution, contribute in cash or immediately available funds, an amount equal to such excess multiplied by such Partner's Sharing Percentage at the time the additional capital contribution is requested by the Managing Partner. If any Partner (a "DEFAULTING PARTNER") fails to contribute to the Partnership any of its additional capital contributions as are required pursuant to this Section 3.6 or any other provision of this Amended and Restated Agreement requiring mandatory additional capital contribution, and fails to cure such failure within fifteen (15) days after receiving notice from the Managing Partner of such failure, then the other Partners (the "NON-DEFAULTING PARTNERS") shall have any and all remedies they may have at law or in equity including without limitation to the extent permitted by applicable law:

         (a) seeking enforcement of the Defaulting Partner's obligation to make such Capital Contributions by appropriate legal proceedings;

         (b) notwithstanding Subsection 6.4(e), making a loan to the Partnership in an amount equal to the portion of the Defaulting Partner's contribution obligation that is in default, which loan shall (i) bear interest at the rate of the lesser of (x) the prime rate of Morgan Guaranty Trust Company of New York as announced in the Wall Street Journal plus five percent (5%) or (y) the maximum rate permitted by law, (ii) be payable on the demand of the Partner making the loan, prior to any distributions pursuant to Articles 4 or 9; or

         (c) notwithstanding Article 8, selling or assigning such Defaulting Partner's Partnership Interest in the
                 Partnership, in which event the proceeds of the sales or assignment shall first be applied to the payment of the expenses of the sale or assignment, next to the payment of the obligation to make the Capital Contribution and the balance, if any, shall be remitted to the Defaulting Partner.

         In addition to any and all remedies that the Non-Defaulting Partners may have at law or in equity, the Non-Defaulting Partners, as long as the Defaulting Partner remains in default, shall be entitled to revoke any of the rights of the Defaulting Partner under this Amended and Restated Agreement including, without limitation, its right to appoint nominees as directors of the Managing Partner. In addition, during the period for which the Defaulting Partner is in default, the Defaulting Partner shall cause its nominee as directors of the Managing Partner to vote in accordance with the instructions of the nominees of the Non-Defaulting Partners. Should the nominees of the Non-Defaulting Partners not agree among each other as to the instructions to be given to the nominees of the Defaulting Partners, the nominees of the Defaulting Partners of the Managing Partner should abstain to vote on any matter presented to the Managing Partner.

         Finally, to the extent that none of the above remedies allow the Managing Partner to cure the default of the Defaulting Partner, the Managing Partner, on behalf of the Partnership and the Non-Defaulting Partners, shall, each time a Defaulting Partner is in default, be entitled to cancel (i) 25% of the Defaulting Partner's entire Capital Contribution and Partnership Interest for the first default to make a mandatory Capital Contribution, (ii) 50% of the Defaulting Partner's entire Capital Contribution and Partnership Interest for the second default to make a mandatory Capital Contribution and
(iv) the remaining entire Defaulting Partner's Capital Contribution and Partnership Interest.

3.7 NO PROPERTY CONTRIBUTION. Except with the unanimous consent of all the Partners, all Capital Contributions to the Partnership shall be made in cash and no Partner shall be entitled to contribute any property to the Partnership.

                                   ARTICLE 4
                                 DISTRIBUTIONS

4.1 DISTRIBUTIONS. For each Partnership Year, Distributable Cash shall be distributed to the Partners, at such times as the Managing Partner may determine, in accordance with their respective Sharing Percentages.

4.2 NATURE OF DISTRIBUTIONS. Distributions may be made in cash or property, or both, in the discretion of the Managing Partner.

4.3 TAX PAYMENTS. If the Partnership withholds or pays any tax (including any addition to tax, penalty, or interest (other than an addition to tax, penalty, or interest attributable solely to an act or omission of the Tax Matters Partner)) in respect of any Partner's distributive share of Partnership income or distributions to any Partner, such payment or withholding shall be treated as a distribution pursuant to Section 4.1 to such Partner. To the extent that the Partnership does not have sufficient funds to make the tax payments referred to in this Section 4.3, the Managing Partner shall be entitled to request a mandatory capital contribution from such Partner, which contribution shall be subject to the provisions of Section 3.6.


                                   ARTICLE 5
                       PARTNERS' ACCOUNTS; ALLOCATION OF
                        PARTNERSHIP INCOME AND EXPENSES

5.1      MAINTENANCE OF CAPITAL ACCOUNTS.

         (a) GENERAL RULE. The Partnership shall maintain for each Partner a separate capital account in accordance with
                 Section 704 of the Code and the regulations thereunder ("CAPITAL ACCOUNT"). Each Partner's Capital Account shall be increased by:

                 (i) the cash amount or Net Value of all capital contributions made by such Partner to the Partnership; and

                 (ii)     all items of Net Income allocated to such Partner;

                 and decreased by:

                 (iii) the cash amount or Net Value of all actual and deemed distributions of cash or property made to such Partner; and

                 (iv)     all items of Net Loss allocated to such Partner.

                 The Partners agree that as of the date hereof the Capital Account of each Partner is:

                          Managing Partner          $    1,024,492
                          Teleglobe Mobile L.P.     $  101,424,759
                          New Partner               $   43,906,822

                          TOTAL                     $  156,356,073
                                                       ===========

         (b) COMPUTATION OF ITEMS OF INCOME, GAIN, LOSS OR DEDUCTION. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for United States Federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

                 (i) In accordance with the requirements of Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(d), any deductions for depreciation, cost recovery or amortization attributable to Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership was equal to the fair market value of such property. Upon an adjustment pursuant to Subsection 5.1(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.

                 (ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                 (iii) The computation of all items of income, gain, loss and deduction shall be made, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for United States Federal income tax purposes. For this purpose, amounts paid or incurred to organize the Partnership or to promote the sale of interests in the Partnership that are neither deductible nor amortizable under Section 709 of the Code, and deductions for any losses incurred in connection with the sale or exchange of Partnership assets disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code, shall be treated as expenditures described in Section 705(a)(2)(B) of the Code.

         (c) TRANSFEREES. Generally, a transferee of a Partner's Partnership Interest will succeed to the Capital Account relating to the interest transferred. However, if the transfer causes a termination of the Partnership under
                 Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of a Partnership Interest) and deemed recontributed by such Partners in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Subsection 5.1(e) (and such adjusted Carrying Values shall constitute the Net Values of such properties upon this deemed contribution to the reconstituted Partnership). The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Section 5.1.

         (d) ADJUSTMENTS TO CARRYING VALUES. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), in connection with either:

                 (i) the contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner in consideration for an interest in the Partnership; or

                 (ii) a distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership, the Capital Accounts of all Partners and the Carrying Values of all Partnership properties may at the sole discretion of the Managing Partner be adjusted (consistent with the provisions hereof) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property at such time and had been allocated to the Partners pursuant to Section 5.2. For purposes of determining such Unrealized Gain or Unrealized Loss, the fair market value of Partnership assets shall be determined by the Managing Partner using such reasonable methods of valuation as it, in its sole discretion, deems appropriate.

         (e) EFFECT OF DISTRIBUTIONS IN KIND ON CAPITAL ACCOUNTS. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), immediately prior to the actual or deemed distribution of any Partnership property in kind, the Capital Accounts of all Partners and the Carrying Value of each such Partnership property shall be adjusted (consistent with the provisions hereof) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property immediately prior to such distribution and had been allocated to the Partners, at such time, pursuant to Section 5.2. For purposes of determining such Unrealized Gain or Unrealized Loss, the fair market values of relevant Partnership properties shall be determined by the Managing Partner pursuant to Section 6.4 using such reasonable methods of valuation as it, in its sole discretion, deems appropriate.

5.2      ALLOCATIONS OF NET INCOME AND NET LOSS.

         (a) IN GENERAL. Subject to Subsection 5.2(b), Net Income and Net Loss shall be allocated to the Capital Accounts of the Partners in proportion to their respective Sharing Percentages.

         (b)     SPECIAL PROVISIONS GOVERNING CAPITAL ACCOUNT ALLOCATIONS.
                 To the extent inconsistent with the provisions of Subsection 5.2(a) the following special provisions shall govern allocations to Capital Accounts:

                 (i) If there is a net decrease in "partnership minimum gain" (within the meaning of Treasury Regulations
                          Section 1.704-2(b)(2)) during a taxable year, each Partner shall (subject to the exceptions set forth in Treasury Regulations Section 1.704-2(f)) be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to the portion of such Partner's share of the net decrease in partnership minimum gain. This Subsection 5.2(b)(i) is intended to be a "minimum gain chargeback" within meaning of Treasury Regulations Section 1.704-2(f), and is to be interpreted to comply with the requirements of such regulation.

                 (ii) If any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
                          1.704- 1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate a deficit in its Capital Account (after taking into account adjustments, distributions and allocations described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) in excess of its obligations to restore such deficit (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This Subsection 5.2(b)(ii) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3) and is to be interpreted to comply with the requirements of such regulation.

                 (iii)    In accordance with Treasury Regulations Section
                          1.704-2:

                          (1) any items of partnership loss, deduction or expenditure (including expenditures described in Section 705(a)(2)(B) of the
                                  Code) that are attributable to liabilities of the Partnership for which no Partner bears the economic risk of loss shall be allocated in the same manner as Net Losses hereunder; and

                          (2) any items of partnership loss, deduction or expenditure (including expenditures described in Section 705(a)(2)(B) of the
                                  Code) that are attributable to nonrecourse debt of the partnership for which one or more Partners bears the economic risk of loss shall be allocated to each Partner in proportion to the extent to which such Partner bears such economic risk of loss.

                 (iv) Any special allocations of items of income or gain pursuant to Subsections 5.2(b)(i), (ii), (iii) and
                          (iv) shall be taken into account in computing subsequent allocations of items of income, gain, deduction or loss so that the net amounts of any items so allocated shall, to the extent possible and consistent with such Sections, be equal to the net amounts that would have been allocated to each Partner had the allocations made pursuant to such Sections not been made.

         (c)     ALLOCATIONS FOR TAX PURPOSES.

                 (i) For United States Federal income tax purposes, except as otherwise provided in this Subsection 5.2(c), each item of income, gain, loss, and deduction of the Partnership shall be allocated among the Partners in the same proportions as items comprising Net Income or Net Loss, as the case may be, are allocated among the Partners. Credits shall be allocated as provided in Treasury Regulations Section 1.704-1(b)(4)(ii).

                 (ii) In the case of Contributed Property, items of income, gain, loss, depreciation, amortization and cost recovery shall be allocated among the Partners in a manner consistent with the principles of
                          Section 704(c) of the Code. In the case of Adjusted Property, items of income, gain, loss, depreciation and cost recovery deductions attributable thereto shall:

                          (1) first, be allocated among the Partners in a manner consistent with the principles of
                                  Section 704(c) of the Code to take into
                                  account the Unrealized Gain or Unrealized
                                  Loss attributable to such property and the allocation thereof pursuant to Subsection 5.1(c) or 5.1(d); and

                          (2) second, in the event such property was originally Contributed Property, be allocated among the Partners in a manner consistent with Subsection (ii) above.

                 (iii) To the extent permissible under applicable Treasury Regulations, the amount of any gain from a disposition allocated to (or recognized by) a Partner (or its successor in interest) for United States Federal income tax purposes pursuant to the above provisions shall be deemed to be Recapture Income to the extent such Partner has been allocated any deduction or credit directly or indirectly giving rise to the treatment of such gain as Recapture Income.

                 (iv) All items of income, gain, loss, deduction and credit recognized by the Partnership for United States Federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any adjustment made pursuant to Section 743 of the Code; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Section 743 of the Code, and any adjustments made pursuant to Section 734 of the Code shall be allocated to the extent permitted under and in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

         (d)     OTHER RULES PERTAINING TO ALLOCATIONS.  Subject to
                 Article 6, the Tax Matters Partner may adopt and employ such methods and procedures for:

                 (i) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code;

                 (ii) the provision of tax information and reports to Partners;

                 (iii) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis;

                 (iv)     the allocation of asset values and tax basis; and

                 (v) conventions for the determination of cost recovery, depreciation and amortization deductions and the maintenance of inventories, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Amended and Restated Agreement, and to comply with United States Federal and state tax laws. To the fullest extent permitted by law, the Tax Matters Partner shall be indemnified and held harmless by the Partnership for any expenses, penalties or other liabilities arising as a result of decisions made in good faith on any of the matters referred to in the preceding sentence.


                                   ARTICLE 6
                      POWERS AND OBLIGATIONS OF PARTNERS

6.1 MANAGING PARTNER TO MANAGE BUSINESS. Except to the extent required by law or specific provisions of this Amended and Restated Agreement, the Managing Partner shall manage and control the business of the Partnership and shall devote such portion of its time and attention to the conduct of the business of the Partnership as is necessary to carry out the purposes and business of the Partnership. Except as otherwise specifically provided herein, the other Partners shall not have any right or authority to act for or bind the Partnership. The other Partners hereby consent to the exercise by the Managing Partner of the powers conferred on it hereunder. It is acknowledged by the Partners that the officers of the Managing Partner will act in accordance with the guidelines established to that effect by the Board of Directors.

6.2 AUTHORIZATION OF PARTNERS. The Partners hereby authorize the Managing Partner, on behalf of the Partnership, to become a general partner and a limited partner in the ORBCOMM Partnerships.

6.3 BOARD OF DIRECTORS OF THE MANAGING PARTNER. The Board of Directors of the Managing Partner will consist of a minimum of three and of a maximum of ten directors. Each Partner shall be entitled to representation on the Board of Directors of the Managing Partner in proportion to its Sharing Percentage in the Partnership (without rounding up, and to be a minimum of one). The Chairman of the Board of the Managing Partner shall be appointed by Teleglobe Mobile L.P. and in the event of a deadlock on any decision of the Board of Directors of the Managing Partner, the Chairman shall have a casting vote.

6.4      APPROVAL OF CERTAIN MATTERS.  Notwithstanding the provisions of
Section 6.1, the approval of a Super-Majority of the Sharing Percentages shall be required to:

         (a) transfer all or substantially all the assets of the Partnership or contract to do so;

         (b)     merge or consolidate the Partnership with any other Person;

         (c) permit the entry by the Partnership into any additional line of business other than those described in Section 1.3 or directly related thereto;

         (d) admit any Persons to the Partnership as a Partner provided that, so long as the aggregate Sharing Percentages of the Managing Partner and Teleglobe Mobile L.P. equal at least 30% of the total Sharing Percentages, the Managing Partner shall be entitled to accept new Partners without the consent of the other Partners provided that the Managing Partner shall not accept any new Partners from the South-East Asia Region unless the New Partner gives its prior written consent to the admission of such new Partner to the Partnership;

         (e) cause the Partnership to borrow any amounts in excess of U.S.$5,000,000;

         (f) modify in any material respect, any significant accounting policy or tax policy;

         (g) make on behalf of the Partnership an assignment for the benefit of the creditors, decide on behalf of the Partnership to submit the Partnership to any proceedings under any bankruptcy or insolvency law, decide to avail the Partnership of the benefit of any other legislation for the benefit of debtors, or take steps to wind up or terminate the Partnership's existence; and

         (h) amend any provisions of this Amended and Restated Agreement except to give effect to Subsections 6.4(d) and 8.1(b) and any transfer accepted under Section 8.2.

6.5 MEETINGS. Meetings of the Partners may be called by any Partner and shall be held at such location as shall be reasonably determined by the Managing Partner. Notwithstanding any provisions of applicable law, not less than ten (10) business days prior written notice of the time, place and purpose of each meeting of Partners shall be provided by each Partner calling such meeting provided that any Partner may waive compliance with such notice requirement. Any meeting may be adjourned from time to time by the Managing Partner and, except as provided below, the meeting may be held as adjourned without further notice. Any Partner may participate in any meeting by means of conference telephone, video or similar communications equipment allowing all persons to participate in the meeting to hear each other at the same time. Any action required or permitted to be taken with the approval of the Partners may be taken without a meeting upon written consent of all Partners which written consent shall be filed with the records of the meeting of the Partners. The quorum for any meetings of the Partnership shall be at least two Partners representing at least 75% of the total Sharing Percentages. If at any such meeting, the Partners of at least 75% of the total Sharing Percentages are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than ten (10) business days thereafter and to such time and place as may be designated by the chairman of such meeting, and not less than five (5) business days' written notice shall be given of such adjourned meeting. At such adjourned meeting the Partners present or represented by proxy may transact the business for which the meeting was originally called.


                                   ARTICLE 7
                                   ACCOUNTS

7.1 BOOKS. Each Partner shall have the right to inspect the Partnership's books and records (including a list of the names and addresses of Partners) at any reasonable time upon advance written request to the Managing Partner, which books and records shall be maintained by the Partnership.

7.2      CERTIFICATES, REPORTS, RETURNS AND AUDITS.

         (a) The books of account shall be closed promptly after the end of each Partnership Year. Within thirty (30) days of the end of the Partnership Year, the Managing Partner shall provide each Person who was a Partner at any time during such Partnership Year an unaudited statement of profit and loss for such year. Within ninety (90) days of the end of the Partnership Year, the Managing Partner shall provide to each Person who was a Partner at any time during such Partnership Year audited financial statements that shall include a statement of profit and loss and a statement of cash flows for the year then ended, a balance sheet as of the close of the Partnership Year and a statement of such Partner's Capital Account, all of which shall be prepared in accordance with generally accepted accounting principles in the United States, and shall be audited by the Partnership's independent public accountants.

         (b) Within ten (10) days of the receipt thereof by the Partnership or by the Managing Partner in its capacity as managing partner of the Partnership, the Managing Partner shall forward to the Partners any audited or unaudited financial statements in final form received from ORBCOMM Partnerships.

         (c) The Managing Partner shall be the Tax Matters Partner of the Partnership. The Tax Matters Partner shall prepare or cause to be prepared all United States, state, local and foreign tax returns of the Partnership for each year for which such returns are required to be filed. The Partnership shall reimburse the Tax Matters Partner for all expenses incurred by the Tax Matters Partner in carrying out its responsibilities as such under the terms of this Amended and Restated Agreement, other than expenses that are attributable to the gross negligence, wilful or wanton conduct or bad faith of the Tax Matters Partner.

7.3 AUDITORS. For purposes of financial reporting and Federal income tax return preparation, the independent certified public accounting firm for the Partnership initially shall be Grant Thornton.

                                   ARTICLE 8
                     ADMISSION AND WITHDRAWAL OF PARTNERS
                    AND TRANSFERS OF PARTNERSHIP INTERESTS

8.1      ADMISSION OR TRANSFER OF OR BY A PARTNER.

         (a) Any admission of a Partner shall be deemed to occur effective on the day of the calendar month on which the admission or transfer occurs.

         (b) In the event of the admission of a Partner, this Amended and Restated Agreement shall be promptly amended as necessary to reflect any changes in the Sharing Percentages and to reflect the Capital Contributions of the newly admitted Partner or the withdrawal of capital by any withdrawing Partner, and to set forth any new provisions or to amend any existing provisions of this Amended and Restated Agreement that may be necessary or desirable in light of the admission or withdrawal of a Partner.

         (c) The Managing Partner shall cause the Partnership to elect the interim closing of the books method of accounting with respect to (i) the admission of a new Partner to the Partnership and (ii) a Transfer by a Partner of all or a portion of its Partnership Interest.

8.2      TRANSFER OF SHARING PERCENTAGES.

         (a) GENERAL REQUIREMENTS. Subject to the right of first refusal contained in Section 8.3, and subject to any restrictions on transferability by operation of law, a Partner may make a Transfer in writing of all or any portion of its Partnership Interest; provided, however, that:

                 (i) no such Transfer shall be permitted if such Transfer would, in the judgment of counsel to the Partnership, jeopardize the status or cause the termination of the Partnership as a partnership for United States Federal income tax purposes;

                 (ii) no such Transfer shall be permitted if such Transfer would, in the judgment of counsel to the Partnership, violate or cause the Partnership to violate, any applicable law or governmental rule or regulation, including without limitation, any applicable federal or state securities law; and

                 (iii) subject to the provisions of Subsection 8.2(c), without the unanimous consent of the Partners at their sole discretion, no Partner may make a Transfer of more than ten percent (10%) of Sharing Percentage to any Person.

         (b) ADDITIONAL AGREEMENT OF PARTNERS. By executing this Amended and Restated Agreement, each Partner shall be deemed to have consented to any Transfer in conformity with Subsection 8.2(a). Each Partner agrees, upon request of the Managing Partner, to execute such certificates or other documents and perform such acts as the Managing Partner deems appropriate to preserve the status of the Partnership as a partnership after the completion of any Transfer of any Partnership Interest under the laws of the jurisdiction in which the Partnership is doing business. Each Partner making such a Transfer agrees to pay, prior to the time the Managing Partner consents to such Transfer, all reasonable expenses, including attorneys' fees, incurred by the Partnership in connection with such Transfer.

         (c) TELEGLOBE MOBILE L.P. Subject to Subsection 6.4(d) with respect to the admission of new Partners from the South-East Asia Region, as long as the aggregate Sharing Percentages of the Managing Partner and Teleglobe Mobile L.P. equal at least 30% of the total Sharing Percentages, Teleglobe Mobile L.P. shall be entitled to dispose of any portion of its Partnership Interest without the prior written consent of the other Partners or without complying with the provisions of Section 8.3 with respect to the right of first refusal.

8.3      RIGHT OF FIRST REFUSAL.

         (a) GENERAL. Subject to the provisions of Subsection 8.2(c), if at any time any Partner desires to make a Transfer (each a "SELLER") of:

                 (i)      any portion of its Partnership Interest;

                 (ii)     any other equity security of the Partnership;

                 (iii)    any debt security of the Partnership; or

                 (iv) any option, warrant or other right to subscribe for, purchase or otherwise acquire any interest, equity or debt security of the Partnership (collectively, the "OFFERED SECURITIES"), to a bona fide third-party purchaser other than a wholly-owned subsidiary (the "PROPOSED PURCHASER"), the Seller shall first make an offer in writing
                          (the "OFFER") which Offer shall be for cash only, or cash equivalent to the other Partners in a form acceptable to such Partner offeree (the "OFFEREE"), to sell all such Offered Securities to the Offeree at a price ("PRICE") equal to the amount offered by the Proposed Purchaser, which Price shall be final, binding and conclusive on the Seller and Offeree. The Offer shall specify the terms of the offer by the Proposed Purchaser and the name of the Proposed Purchaser and shall be accompanied by copies of any agreement or documents executed or delivered, or to be executed or delivered, by the Seller and the Proposed Purchaser. The Offeree may accept such Offer, at the Price and upon the same terms and conditions as the Proposed Purchaser's offer, within sixty (60) days after Offeree's receipt of the Offer. In the event that no acceptance is received from the Offeree within such sixty (60) day period, the Offer shall be deemed to have been refused. Upon any refusal of an Offer, the Seller shall be at liberty for the further period of sixty
                          (60) days to sell all but not less than all of the Offered Securities to the Proposed Purchaser on terms which are not more favourable to the Proposed Purchaser than the terms set forth in the Offer, provided that the Proposed Purchaser agrees in writing to be bound by this Amended and Restated Agreement to the same extent as the Seller was bound. If no such sale is completed within such sixty (60) day period, the Seller shall be required, before selling, transferring, assigning or otherwise disposing of the Offered Securities, to re-offer the Offered Securities to the Offeree in the manner set forth in this Section 8.3.

         (b) CLOSING OF OFFERED SECURITIES. The closing of the purchase and sale of the Offered Securities resulting from the acceptance of an offer by the Offeree shall occur no later than thirty (30) business days following the Offeree's acceptance of the Offer at such place and time as the Seller and the Offeree shall mutually agree. At such closing, the Offeree shall pay the Price in cash or cash equivalent in accordance with the terms of the Offer to the Seller of the Offered Securities to be transferred, and the Seller shall deliver resignations of all members of the board of the Managing Partner nominated by the Seller, if any. Payment for the Offered Securities shall be made in United States dollars in immediately available funds.

8.4 TRANSFEROR'S AND TRANSFEREE'S RIGHTS AND DUTIES. Any purported Transfer of all or any portion of a Partnership Interest which is not in compliance with Sections 8.2 and 8.3 is hereby declared to be null and void and of no force or effect whatsoever. If a Transfer is in compliance with Sections 8.2 and 8.3, the transferee shall be admitted as a Partner and shall succeed to the rights and obligations of the assignor in respect of the transferred interest (including, without limitation, any pending obligation to make any mandatory capital contribution on the part of the assignor), as of the first day of the month next following receipt by the Managing Partner of written notice of assignment and fulfilment of all conditions precedent to such assignment provided for in this Amended and Restated Agreement. If a Partner makes a Transfer of all or a portion of its Partnership Interest to a wholly-owned subsidiary, such transferring Partner shall remain liable as guarantor for the obligations so assigned.

8.5 SATISFACTORY WRITTEN ASSIGNMENT REQUIRED. Anything herein to the contrary notwithstanding, the Partnership, the Partners, and the Managing Partner shall be entitled to treat the transferor of Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such transferor, until such time as a written Transfer that conforms to the requirements of this Article 8 has been received by and recorded on the books of the Partnership.

8.6 ADMISSION AND WITHDRAWAL OF PARTNERS. Except with the consent of the Managing Partner, no Partner shall be admitted to the Partnership or permitted to withdraw or resign from the Partnership other than as a result of a Transfer permitted under Sections 8.2 and 8.3. If any Partner withdraws or resigns from the Partnership in violation of this Amended and Restated Agreement, any unpaid balance of such Partner's Capital Contribution shall become immediately due and payable and such Partner shall not be entitled to any further distributions from the Partnership.

                                   ARTICLE 9
                          DISSOLUTION AND LIQUIDATION

9.1 DISSOLUTION. The Partnership shall dissolve on the first to occur of the following:

         (a) The expiration of the term of the Partnership as provided in paragraph 1.7; or

         (b) The election by all of the Partners to dissolve the Partnership.

9.2 DISTRIBUTION ON DISSOLUTION. The proceeds of liquidation and other assets of the Partnership shall be applied and distributed in the following order of priority:

         (a) To the payment of debts and liabilities of the Partnership and the expenses of liquidation, and to the setting up of any reserves that the Managing Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and

         (b) Any balance then remaining shall be distributed to the Partners in accordance with their respective positive Capital Accounts, provided that income, gains, losses, and deductions for that year shall first be allocated in accordance with the provisions of Article 5.

9.3 CONTRIBUTION BY THE PARTNERS. On liquidation of all or substantially all of the Partnership's assets, if a Partner has a negative Capital Account, it shall contribute capital to the Partnership in an amount equal to the deficit balance in such Partner's Capital Account.

9.4 ASSETS OTHER THAN CASH. Assets of the Partnership may be distributed in kind on the basis of the then appraised value of such assets. If agreed to by all the Partners, distributions in-kind shall be made to the Partners as tenants-in-common. For purposes of making such distribution only, the unrealized profit or loss on any such asset (based on its fair market value) shall be first allocated among the Partners and the distribution of the asset shall be treated as a distribution of cash equal to the fair market value of such asset.


                                  ARTICLE 10
                      INDEMNIFICATION OF MANAGING PARTNER

10.1 EXCULPATION OF MANAGING PARTNER. Neither the Managing Partner nor any officer, employee, agent or shareholder of the Managing Partner, shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the

Managing Partner by this Amended and Restated Agreement or by law, unless such act or omission constitutes gross negligence, wilful misconduct or fraud. To the extent that the acts or omissions of the Managing Partner, or any officer, employee, agent or shareholder of the Managing Partner constitute gross negligence, wilful misconduct or fraud by the Managing Partner, the Managing Partner shall indemnify and save harmless the Partnership and the Partners from any loss or damage occasioned thereby (including, without limitation, reasonable attorneys' fees).

10.2 INDEMNIFICATION OF MANAGING PARTNER. The Partnership shall reimburse the Managing Partner for all ordinary and necessary operating expenses incurred by the Managing Partner in carrying on the Partnership's business. The Partnership shall indemnify and hold harmless the Managing Partner, and each officer, director, employee, agent and shareholder of the Managing Partner (each, an "INDEMNITEE"), from and against any loss, expense, damage or injury suffered or sustained by any of them by reason of any acts, omissions or alleged acts or omissions arising out of its activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened actions, proceedings or claims if the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claim is based were for a purpose reasonably believed by such Indemnitee to be in the best interests of the Partnership and did not constitute gross negligence, wilful misconduct or fraud by such Indemnitee. Reasonable expenses incurred by an Indemnitee may, in connection with the defense of any actual action or proceeding in which Partners are adverse parties or in which the person who incurred the expenses is accused of grossly negligent acts or omissions or wilful misconduct, be paid or reimbursed by the Partnership in advance of the final disposition of the action, proceeding or claim upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification by the Partnership and (ii) a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that he has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the Indemnitee but need not be secured (unless so required by the Managing Partner) and may be accepted without reference to financial ability to make the repayment.


                                  ARTICLE 11
                           MISCELLANEOUS PROVISIONS

11.1 NOTICES. Any notice, consent, authorization, direction or other instrument required or permitted to be given hereunder ("NOTICES") shall be in writing and shall be delivered either by personal delivery, by certified mail or by telecopier, return receipt requested, and addressed as follows:

         TELEGLOBE MOBILE INVESTMENT INC.
         c/o Corporation Service Company
         1013 Centre Road
         Wilmington, Delaware

         With a copy by telecopier to:

         TELEGLOBE INC.

         Attention:       The Corporate Secretary

         Telecopier:      (514) 868-8153

         TELEGLOBE MOBILE L.P.
         c/o Corporation Service Company
         1013 Centre Road
         Wilmington, Delaware

         With a copy by telecopier to:

         TELEGLOBE INC.

         Attention:       The Corporate Secretary

         Telecopier:      (514) 868-8153

         TR (U.S.A.) LTD.
         c/o Corporation Trust Centre
         1209 Orange Street
         City of Wilmington, Country of New Castle
         Delaware  19801

         With a copy by telecopier to:

         TECHNOLOGY RESOURCES INDUSTRIES BHD.

         Attention:       The Secretary

         Telecopier:      03 263-2018

Any Notice shall be deemed to have been effectively given and received, if sent by telecopier, on the next business day following receipt of such transmission confirmation of receipt by confirmed facsimile transmission being deemed receipt of communication sent by telecopy or, if delivered, to have been given and received on the date of such delivery. Any Partner may change its address for service by written Notice given as aforesaid.

11.2 INTEGRATION. This Amended and Restated Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof.

11.3     RESOLUTION OF DISPUTES.

         (a) Any controversy or claim that may arise under, out of, in connection with or relating to this Amended and Restated Agreement or any breach hereof or thereof, shall be submitted to a representative management panel of the Partners. Each of the Partners involved in any such controversy or claim may appoint up to three individuals to such panel. The members of such panel shall be appointed by each such Partner within ten (10) days of the receipt by any Partner of notice of the existence of such controversy or claim. The unanimous decision and agreement of such panel shall resolve the controversy or claim. If the panel is unable to resolve such matter within thirty (30) days of the submission of such controversy or claim to such panel, it shall be brought before the Presidents or Chairman of each of the Partners involved in any such controversy or claim, for final resolution. If such individuals are unable to resolve the matter within thirty (30) days of the submission of such controversy or claim to such individuals, any Partner may remove the controversy or claim for arbitration in accordance with Subsection 11.3(b).

         (b) Any controversy or claim that is not resolved under Subsection 11.3(a) shall be settled by final and binding arbitration in New York, New York in accordance with the then existing United States domestic rules of the American Arbitration Association ("AAA"). In the event that more than one claim or controversy arise under this Amended and Restated Agreement such claims or controversies may be consolidated in a single arbitral proceeding. Each of the Partners involved in such controversy or claim shall appoint one arbitrator. If any party shall fail to appoint an arbitrator within thirty (30) days from the date on which another party's request for arbitration has been communicated to the first party, such appointment shall be made by the AAA. The arbitrators so appointed shall agree upon another arbitrator who shall act as chairman of the arbitral tribunal. If the appointed arbitrators fail to nominate a chairman within ten (10) days from the date as of which both arbitrators shall have been appointed, such chairman shall be selected by the AAA. In all cases, the arbitrators shall be fluent in English. In the event that the arbitral tribunal consists of an even number of arbitrators, the Chairman shall have a casting vote. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction or application may be made for judicial acceptance of the award and an order of enforcement, as the case may be. The Partners agree that if it becomes necessary for any party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the Party or Parties against whom enforcement is sought shall pay all reasonable costs and attorneys' fees incurred by the party seeking to enforce the award.

For the purposes of this Section 11.3, the Managing Partner and any Partner who controls the Managing Partner shall be considered as only one Partner.

11.4 APPLICABLE LAW. This Amended and Restated Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

11.5 COUNTERPARTS. This Amended and Restated Agreement may be executed in counterparts and all counterparts so executed shall constitute one Amended and Restated Agreement binding on all the parties. It shall not be necessary for each party to execute the same counterparts.

11.6 SEVERABILITY. In case any one or more of the provisions contained in this Amended and Restated Agreement or any application of the provisions shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or the remaining applications shall no time any way be affected or impaired.

11.7 CAPTIONS. The captions and headings in this Amended and Restated Agreement are for convenience only and shall not be considered in interpreting any provision of this Amended and Restated Agreement.

11.8 BINDING EFFECT. Except as otherwise provided to the contrary, this Amended and Restated Agreement shall be binding upon, and inure to the benefit of, the Partners and their respective heirs, executors, administrators, successors and assigns.

11.9 GENDER AND NUMBER. Whenever required by the context, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and the masculine, feminine and neuter genders shall each be deemed to include the other.

11.10 AMENDMENT. Except as otherwise provided, this Amended and Restated Agreement may be amended in whole or in part only by an agreement in writing signed by all the Partners.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

TELEGLOBE MOBILE                          TELEGLOBE MOBILE L.P.
INVESTMENT INC.                           BY ITS GENERAL PARTNER
                                          TELEGLOBE MOBILE INC.



By:                                       By:




TR (U.S.A.) LTD.



By:

                             AMENDED AND RESTATED
                         GENERAL PARTNERSHIP AGREEMENT
                           TELEGLOBE MOBILE PARTNERS


                                  SCHEDULE A

                       BUSINESS ADDRESS OF THE PARTNERS
                                      AND
                         INITIAL CAPITAL CONTRIBUTIONS



                                                                 INITIAL CAPITAL
NAME OF PARTNER                                                   CONTRIBUTION


TELEGLOBE MOBILE INVESTMENT INC.                                       $10
c/o Corporation Service Company
1013 Centre Road
Wilmington, Delaware



TELEGLOBE MOBILE L.P.                                                 $990
c/o Corporation Service Company
1013 Centre Road
Wilmington, Delaware

                             AMENDED AND RESTATED
                         GENERAL PARTNERSHIP AGREEMENT
                           TELEGLOBE MOBILE PARTNERS


                                  SCHEDULE B

                      JULY 21, 1993 AND NOVEMBER 18, 1993
                             CAPITAL CONTRIBUTIONS



        NAME OF PARTNERS               21/07/93          18/11/93    TOTAL CAPITAL
                                   CONTRIBUTION      CONTRIBUTION    CONTRIBUTIONS
Teleglobe Mobile Investment Inc.       $20,030.00        $80,000.00     $100,040.00

Teleglobe Mobile L.P.               $1,982,970.00     $7,920,000.00   $9,903,960.00

                             AMENDED AND RESTATED
                         GENERAL PARTNERSHIP AGREEMENT
                           TELEGLOBE MOBILE PARTNERS


                                  SCHEDULE C

                      JUNE 29, 1994 CAPITAL CONTRIBUTIONS


       NAME OF PARTNERS               JUNE 29,               TOTAL
                                        1994                CAPITAL
                                    CONTRIBUTIONS         CONTRIBUTION

Teleglobe Mobile Investment Inc.         Nil                  $100,040


Teleglobe Mobile L.P.                    Nil                $9,903,960

New Partner                         $17,562,729(1)         $17,562,729


(1)                As part of a commitment for $43,906,822.

                             AMENDED AND RESTATED
                         GENERAL PARTNERSHIP AGREEMENT
                           TELEGLOBE MOBILE PARTNERS


                                  SCHEDULE D


                               ESCROW AGREEMENT